Exhibit 7(a)
Merrill Lynch
Investor Strategies Group
(212) 449-6577

                              Purchased Call Option
                            Biovail Corporation (BVF)
                         Indicative Terms and Conditions

Date:                      August 13, 2004

Counterparty to Investor:  Merrill Lynch, Pierce, Fenner & Smith (MLPFS)

Underlying Equity:         Biovail Corporation (BVF)

Number of Shares:          3,000,000       divided into four equal tranches

Notional Amount:           $45,000,000 ($15.00 per share). The actual
                           price per share and Call Strike Price
                           will be determined on the Trade Date.

Maturity:                  See below

Option Style:              European

Strategy:                  The Investor purchases a call option on the
                           underlying shares.

Dividends:                 Strike prices will be increased by MLPFS for all
                           dividends paid during the term of
                           the transaction.

Strike Prices:             The strike prices below are expressed as a
                           percentage of the Price of BVF:


                Maturity          Call Strike Price        Call Premium         Total Cost
                --------        ---------------------   -------------------     ----------
                18 Months       150.00% ($22.50/share)  13.47% ($2.02/share)    $1,515,000
                20 Months       150.00% ($22.50/share)  15.00% ($2.25/share)    $1,687,500
                22 Months       150.00% ($22.50/share)  16.73% ($2.51/share)    $1,882,500
                24 Months       150.00% ($22.50/share)  18.40% ($2.76/share)    $2,070,000


Net Option Premium         See Above

Settlement:                At Maturity, if

                           If Settlement Price > Either [(MLPFS pays to investor
                           Call Strike Price     Number of Shares x (Settlement
                                                 Price - Call Strike Price))
                                                 OR (Investor pays to MLPFS
                                                 Number of Shares x Call Strike
                                                 Price and MLPFS delivers to
                                                 Investor Number of Shares)]

                           If Settlement Price < Call Options expire worthless Call Strike Price

                           Where Settlement Price is the closing price of the Underlying Equity on the Maturity Date.

Other: Transaction in subject to MLPFS credit approval and legal due diligence. Total 3,000,000 shares divided into four equal tranches.

This term sheet is for your private use for discussion purposes only and may not be shown, copied or otherwise given to any person other than your authorized representatives, except that the tax structure and treatment of this transaction and any related analyses and materials are not confidential and may be disclosed to any person, without limitation of any kind. For these purposes, "tax treatment" refers to any purported or claimed U.S. federal tax treatment relating to the transaction discussed herein. Under no circumstances is this term sheet to be used or considered as an offer to sell or as a solicitation of an offer to buy any security. We are not soliciting any action based upon this material. Certain transactions may give rise to substantial risk and are not suitable for all investors. Opinions expressed are our present opinions only. The material is based upon information that we consider reliable, but we do not represent that it is accurate or complete, and it should not be relied upon as such. We or persons involved in the preparation of issuance of this material, may from time to time have long or short positions in, and buy or sell, securities, futures, or options related to those mentioned herein.